Exhibit 10.7

THIS CREDIT AGREEMENT AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT AND SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF EVEN DATE HEREWITH, AMONG CONNECTICUT GREEN BANK, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, THE SUBORDINATED LENDERS PARTY THERETO, LIBERTY BANK, AS ADMINISTRATIVE AGENT, AND THE SENIOR LENDERS PARTY THERETO, AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME; EACH PARTY TO THIS CREDIT AGREEMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE TERMS OF THE SUBORDINATION AGREEMENT.

CREDIT AGREEMENT

Dated as of May 9, 2019

among

DOMINION BRIDGEPORT FUEL CELL, LLC
as Borrower,

and

CONNECTICUT GREEN BANK
as Administrative Agent and Collateral Agent

THE LENDERS PARTY HERETO

1

TABLE OF CONTENTS

SectionPage

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS1

1.01Defined Terms.1

1.02Other Interpretive Provisions.19

1.03Accounting Terms.20

1.04Rounding.20

1.05Times of Day.20

ARTICLE II.	the COMMITMENTS and THE LOAN20

2.01The Loan.21

2.02Prepayments.21

2.03Repayment of Principal on the Loan.21

2.04Interest.22

2.05Repayment of the Loan at Maturity.23

2.06Fees and Charges.23

2.07Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.23

2.08Evidence of Debt.23

2.09Payments Generally; Administrative Agent’s Clawback.24

2.10Sharing of Payments by Lenders.24

2.11Reserved.25

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY25

3.01Taxes.25

3.02Reserved.28

3.03Reserved.28

3.04Increased Costs.28

3.05Reserved.29

3.06Reserved.29

3.07Mitigation Obligations; Replacement of Lenders.29

3.08Survival.30

ARTICLE IV.	CONDITIONS PRECEDENT TO LOAN30

4.01Conditions of Loan.30

ARTICLE V.	REPRESENTATIONS AND WARRANTIES33

5.01Existence, Qualification and Power.33

5.02Authorization; No Contravention.34

5.03Governmental Authorization; Other Consents.34

5.04Binding Effect.34

5.05Financial Statements; No Material Adverse Effect.34

5.06Litigation.35

5.07No Default.35

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5.08Ownership of Property; Liens.35

5.09Environmental Compliance.35

5.10Insurance.35

5.11Taxes.35

5.12ERISA Compliance.36

5.13Subsidiaries; Equity Interests.36

5.14Margin Regulations; Investment Company Act.37

5.15Disclosure.37

5.16Compliance with Laws.37

5.17Taxpayer Identification Number.37

5.18Collateral Documents.37

5.19Intellectual Property; Licenses, Etc.38

5.20Solvency.38

5.21Rights in Collateral; Priority of Liens.38

5.22Sanctions Concerns.38

5.23The Facility.39

5.24The Acquisition.39

ARTICLE VI.	AFFIRMATIVE COVENANTS40

6.01Financial Statements.40

6.02Certificates; Other Information.41

6.03Notices.42

6.04Payment of Obligations.43

6.05Preservation of Existence, Etc.43

6.06Maintenance of Properties.43

6.07Maintenance of Insurance.43

6.08Compliance with Laws.44

6.09Books and Records.44

6.10Inspection Rights.44

6.11Use of Proceeds.Error! Bookmark not defined.

6.12Additional Guarantors.44

6.13Collateral Records.45

6.14Covenant to Give Security.45

6.15Further Assurances.45

6.16Facility Documents.46

6.17Capacity Market; NEPOOL GIS.46

6.18Operating Accounts.46

6.19The Reserve Accounts Generally.46

6.20Concentration Account; Cash Management.47

6.21DSCR Reserve Account.49

6.22O&M Reserve.50

6.23Excess Cash Flow Reserve.51

6.24Change of Borrower’s Name.52

6.25Additional Fuel Cell Collateral.52

6.26Reserved.52

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6.27Hannover Policy.52

ARTICLE VII.	NEGATIVE COVENANTS53

7.01Liens.53

7.02Investments.53

7.03Indebtedness.54

7.04Fundamental Changes.54

7.05Dispositions.54

7.06Restricted Payments.54

7.07Change in Nature of Business.54

7.08Transactions with Affiliates.54

7.09Burdensome Agreements.55

7.10Use of Proceeds.55

7.11Inconsistent Agreements; Charter Amendments.55

7.12Accounting Changes.55

7.13Debt Service Coverage Ratio.55

7.14Sanctions.55

7.15Sale and Leaseback Transaction.55

7.16Prepayments, Etc. of Indebtedness.55

7.17Amendments, Etc. of Indebtedness.56

7.18Capital Expenditures.56

7.19Facility Documents.56

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES56

8.01Events of Default.56

8.02Remedies Upon Event of Default.59

ARTICLE IX.	ADMINISTRATIVE AGENT59

9.01Appointment and Authority.59

9.02Certain Actions by Administrative Agent.60

9.03Rights as a Lender.61

9.04Exculpatory Provisions.61

9.05Reliance by Administrative Agent.62

9.06Delegation of Duties.62

9.07Resignation of Administrative Agent.63

9.08Non-Reliance on Administrative Agent and Other Lenders.63

9.09Administrative Agent May File Proofs of Claim.64

9.10Collateral and Guaranty Matters.64

9.11No Reliance on Administrative Agent’s Customer Identification Program.65

9.12Delivery of Information to Lenders.65

9.13Subordination Agreements.65

9.14No Other Duties, Etc. .66

ARTICLE X.	MISCELLANEOUS66

10.01Amendments, Etc.66

10.02Notices; Effectiveness; Electronic Communication.67

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10.03No Waiver; Cumulative Remedies; Enforcement.69

10.04Expenses; Indemnity; Damage Waiver.69

10.05Payments Set Aside.71

10.06Successors and Assigns.71

10.07Treatment of Certain Information; Confidentiality.74

10.08Right of Setoff.75

10.09Interest Rate Limitation.75

10.10Counterparts; Integration; Effectiveness.75

10.11Survival of Representations and Warranties.75

10.12Severability.76

10.13Replacement of Lenders.76

10.14Governing Law; Jurisdiction; Etc.76

10.15Waiver of Jury Trial.77

10.16No Advisory or Fiduciary Responsibility.78

10.17Electronic Execution of Assignments and Certain Other Documents.78

10.18USA Patriot Act Notice.78

10.19Chapter 903a.79

10.20Conflicts with CGB Subordination Agreement..79

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Amortization Schedule
4.01(b)	Responsible Officers
5.13	Subsidiaries; Equity Investments
6.20	Facility Fees and Expenses 10.02Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Note
B	Compliance Certificate
C	Assignment and Assumption
D	Administrative Questionnaire

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 9, 2019, among DOMINION BRIDGEPORT FUEL CELL, LLC, a Virginia limited liability company, which will be changing its name to Bridgeport Fuel Cell, LLC in accordance with Section 6.24 after the consummation of the Acquisition (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CONNECTICUT GREEN BANK, as Administrative Agent and Collateral Agent

PRELIMINARY STATEMENT

Borrower has requested that Lenders provide a Term Loan in the principal amount of $6,026,165.34,  and Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the purchase by FCEF of all of the membership interests of Borrower from Dominion Generation pursuant to the Membership Interest Purchase Agreement.

“Act” has the meaning specified in Section 10.18.

“Additional Fuel Cell Collateral” means the “Additional Fuel Cells” as defined in the Security Agreement.

“Administrative Agent” means Connecticut Green Bank in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent in the form of Exhibit D.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the aggregate Commitments of all Lenders.  The initial amount of the Aggregate Commitments in effect on the Closing Date is Six Million, Twenty-Six Thousand One Hundred Sixty Five Dollars and Thirty Four Cents (6,026,165.34).

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“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Agent” means (i) prior to the Cutover Date, the First Lien Agent and (ii) upon the occurrence of the Cutover Date, the Administrative Agent.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.11.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Assignment of Contracts” means that certain Collateral Assignment of Permits, Licenses, Approvals and Contracts dated as of even date herewith, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Operating Account” means the account of Borrower with the account number 6576972632 at Liberty Bank.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

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“Capitalized Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CGB Debt Service Coverage Ratio” means, with respect to the specified period of reference, the ratio of (i) the sum of the gross cash flow paid to Borrower under the Electricity Purchase Agreement and from the sale of Renewable Energy Credits for the most recently completed Measurement Period less the total operating costs of the Facility for the most recently completed Measurement Period to (ii) the principal and interest payments made (or required to be made notwithstanding Section 2.03(b)) in connection with the Obligations for the most recently completed Measurement Period.

“CGB Excess Cash Flow Reserve Account” means the account of the Borrower and subject to a Deposit Account Control Agreement.

“CGB Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among Administrative Agent, Lenders, First Lien Agent and the Senior Lenders (as defined therein) and acknowledged by Borrower and FCEF, as the same may be as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) involving Borrower, or any sale or exchange of outstanding Equity Interests of Borrower in which, for the consummation of any of the foregoing, FCEF ceases to hold directly and/or FCE ceases to hold indirectly, all of the outstanding Equity Interests of Borrower.

“CIP Regulations” has the meaning specified in Section 9.11.

“Closing Date” means the date hereof.

“CL&P” means The Connecticut Light and Power Company d/b/a Eversource Energy.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral”, “Mortgaged Property”, “Permits”, “Contracts”, “Pledged Interests”, “Pledged Securities” and “Accounts” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of this Agreement, the Collateral Documents or the other Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties ; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to a Sanctioned Person and (b) any lease in which the lessee is a Sanctioned Person, such exclusion to apply in each case only for so long as such Person is a Sanctioned Person.

“Collateral Documents” means, collectively, the Security Agreement, the Assignment of Contracts, the Pledge Agreement, the Leasehold Mortgage, the any Deposit Account Control Agreement, documents entered into by Borrower and Administrative Agent in connection with the Letter of Credit, and each of the

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other agreements, pledges, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties and all UCC or other financing statements, instruments of perfection and other filings, recordings and registrations required to be filed or made in respect of any of the foregoing, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time to time.

“Commitment” means, as to each Lender, its obligation to make the Loan on the Closing Date to Borrower, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Concentration Account” means account 6576974498 at Liberty Bank.

“Concentration Account Funds” means all cash and other sums now or hereafter deposited or contained in the Concentration Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Concentration Account Reserve” means, collectively, the Concentration Account and all Concentration Account Funds.

“Connecticut Green Bank” or “CGB” means Connecticut Green Bank, a body politic and corporate, constituting a public instrumentality and political subdivision of the State of Connecticut.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cutover Date” means the date on which the First Lien Debt has been Paid In Full

“Debt Service Coverage Ratio” means, with respect to the specified period of reference, the ratio of (i) the gross cash flow paid to Borrower under the Electricity Purchase Agreement and from the sale of Renewable Energy Credits for the most recently completed Measurement Period less the total operating costs of the Facility for the most recently completed Measurement Period to (ii) the principal and interest payments made in connection with the Obligations (as defined in the First Lien Credit Agreement) for the most recently completed Measurement Period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate per annum equal to the sum of the Interest Rate plus five percent (5.0%) per annum.

“Deposit Account Control Agreement” means a deposit account, securities account or commodities account agreement by and among the Borrower, Administrative Agent, the depository, securities intermediary or commodities intermediary and, each in form and substance reasonably satisfactory to Administrative Agent and in any event providing to Administrative Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Deposit Account Security Agreement” means that certain Deposit Account Security and Pledge Agreement dated as of even date herewith, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Generation” means Dominion Generation, Inc., a Virginia corporation.

“DSCR Reserve” means, collectively, the DSCR Reserve Accounts and all DSCR Reserve Funds.

“DSCR Reserve Accounts” means, collectively, the Liberty DSCR Reserve Account and the FT DSCR Reserve Account.

“DSCR Reserve Funds” means, collectively, the Liberty DSCR Reserve Funds and the FT DSCR Reserve Funds.

“Electricity Purchase Agreement” means that certain Standard Electricity Purchase Agreement dated as of July 10, 2009, between CL&P and Bridgeport Fuel Cell Park, LLC, as assigned to Borrower pursuant to that certain Assignment and Assumption Agreement dated as of December 12, 2012, among FCE, Bridgeport Fuel Cell Park, LLC and Borrower, as amended by that certain First Amendment to the Standard Electricity Purchase Agreement dated as of December 20, 2012, between CL&P and Borrower, as further amended by that certain Second Amendment to the Standard Electricity Purchase Agreement dated as of November 19, 2013, between CL&P and Borrower, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

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“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability or obligation for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

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“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” has the meaning specified in Section 6.20(b)(i).

“Excess Cash Flow Reserve” means, collectively, the Excess Cash Flow Reserve Accounts and all Excess Cash Flow Reserve Funds.

“Excess Cash Flow Reserve Accounts” means, collectively, the Liberty Excess Cash Flow Reserve Account and the FT Excess Cash Flow Reserve Account.

“Excess Cash Flow Reserve Funds” means, collectively, the Liberty Excess Cash Flow Reserve Funds and the FT Excess Cash Flow Reserve Funds.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Existing FCE Loan” means certain extensions of credit made by CGB to FCE pursuant to that certain credit agreement, dated March 5, 2013, by and among FCE and CGB

“Existing FCE Loan Agreement” means that certain credit agreement, dated March 5, 2013, by and among FCE and CGB.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments, liquidated damages and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the 14.93 MW fuel cell power plant located at 1366 Railroad Avenue, Bridgeport, Connecticut, that consists of five (5) DFC3000 fuel cell power plants and one (1) Organic Rankine Cycle system and associated ancillary systems and equipment.

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“Facility Documents” means, collectively, (i) the Electricity Purchase Agreement, (ii) the Ground Lease, (iii) the Interconnection Agreement, (iv) the O&M Agreement, (v) the PILOT Agreement, and (vi) the Project Grant.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCE” means FuelCell Energy, Inc., a Delaware corporation.

“FCE Main Facility” means FCE’s facility located at 3 Great Pasture Road, Danbury, Connecticut.

“FCEF” means FuelCell Energy Finance, LLC, a Connecticut limited liability company.

“FCM” has the meaning specified in Section 6.17.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transaction received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“FERC” means the Federal Energy Regulatory Commission.

“First Lien Agent” means Liberty Bank, in its capacity as administrative agent under the First Lien Loan Documents.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of the date hereof,  by and among Borrower as a borrower thereunder, the lenders party thereto to from time to time, First Lien Agent, Liberty Bank, as co-lead arranger, and Fifth Third Bank, as co-lead arranger, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the CGB Subordination Agreement.

“First Lien Loan Documents” means , the First Lien Credit Agreement, the Note (as defined in the First Lien Credit Agreement), the Collateral Documents (as defined in the First Lien Credit Agreement), the Interest Rate Hedge Agreements (as defined in the First Lien Credit Agreement), each Guaranty (as defined in the First Lien Credit Agreement), the Loan Documents (as defined in the First Lien Credit Agreement) and all other documents, agreements, instruments and certificates contemplated by or executed in connection with the First Lien Debt, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the CGB Subordination Agreement.

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“First Lien Debt” means the Indebtedness and other obligations evidenced by the First Lien Credit Agreement and the other First Lien Loan Documents, including, without limitation, the “Obligations” (as defined in the First Lien Credit Agreement).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fifth Third Bank” means Fifth Third Bank, an Ohio banking corporation.

“FT DSCR Reserve Account” means an account to be opened by Borrower at Fifth Third for purposes of Section 6.21(b), and more specifically identified in the FT Reserve Account Supplement, which will be subject to a deposit account control agreement in favor of First Lien Agent.

“FT DSCR Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the FT DSCR Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“FT Excess Cash Flow Reserve Account” means an account to be opened by Borrower at Fifth Third for purposes of Section 6.23(b), and more specifically identified in the FT Reserve Account Supplement, which will be subject to a deposit account control agreement in favor of First Lien Agent..

“FT Excess Cash Flow Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the FT Excess Cash Flow Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“FT O&M Reserve Account” means an account to be opened by Borrower at Fifth Third for purposes of Section 6.22(b), and more specifically identified in the FT Reserve Account Supplement, which will be subject to a deposit account control agreement in favor of First Lien Agent..

“FT O&M Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the FT O&M Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“FT Reserve Accounts Side Letter” means that certain letter agreement dated as of even date herewith, among Borrower, Administrative Agent and Fifth Third Bank, relating to, among other things, the opening and funding of the FT DSCR Reserve Account, the FT Excess Cash Flow Reserve Account and the FT O&M Reserve Account.

“FT Reserve Accounts Supplement” means a writing delivered by Borrower and Fifth Third Bank, specifying the account numbers for the FT DSCR Reserve Account, the FT Excess Cash Flow Reserve Account and the FT O&M Reserve Account.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” means that certain Ground Lease dated as of December 11, 2012, between the City of Bridgeport and Borrower, as amended by that certain Amendment of Ground Lease dated as of April 1, 2019, between the City of Bridgeport and Borrower, as the same may be further, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, all Persons that are or may from time to time become a guarantor of all or any portion of the Obligations, including, without limitation, FCEF.

“Guaranty” means each guaranty made by a Guarantor in favor of the Administrative Agent and/or the Lenders, including, without limitation, the Limited Guaranty, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hannover Policy” means that certain insurance policy with International Insurance Company of Hannover Limited, Policy Number ESW11E00500, issued on December 12, 2012, together with all endorsements thereto.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)Capitalized Leases and Synthetic Lease Obligations;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

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“Interconnection Agreement” means that certain Standard Fast Track and Study Process Generator Interconnection Agreement dated as of June 25, 2013, between United Illuminating and Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Interest Deficiency” means an amount equal to the amount of interest due by Borrower on a Payment Date as specified on Schedule 2.03 less the amount of interest actually paid by Borrower on such Payment Date.

“Interest Rate” has the meaning specified in Section 2.04(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISO-NE” means ISO New England Inc.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Cash Collateral Account” means account number 6576994503 at Liberty Bank and subject to a Deposit Account Control Agreement.

“Leasehold Mortgage” means that certain Open-End Leasehold Mortgage Deed, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of even date herewith, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Leasehold Mortgage Premises” means that certain parcel of land located at 1366 Railroad Avenue, Bridgeport, Connecticut, and demised by and as more particularly described in the Leasehold Mortgage as the “Leased Parcel”.

“Lender” has the meaning specified in the introductory paragraph hereto.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“Letter of Credit” means that certain Letter of Credit Number 230 issued by Liberty Bank for the account of Borrower and for the benefit of Dominion Enerygy, Inc., a Virginia corporation (the “L/C Beneficiary”), in an amount not to exceed $1,781,037, as amended, restated, amended and restated, renewed, extended, supplemented or otherwise modified from time to time.

“Liberty Bank” means Liberty Bank, a mutual savings bank.

“Liberty DSCR Reserve Account” means account number 6576974448 at Liberty Bank.

“Liberty DSCR Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Liberty DSCR Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Liberty Excess Cash Flow Reserve Account” means account number 6576974232 at Liberty Bank.

“Liberty Excess Cash Flow Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Liberty Excess Cash Flow Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Liberty O&M Reserve Account” means account number 6576974414 at Liberty Bank.

“Liberty O&M Reserve Funds” means all cash and other sums now or hereafter deposited or contained in the Liberty O&M Reserve Account, together with interest thereon, and together with all renewals, replacements, substitutions thereof, and together with all proceeds of all of the foregoing.

“Limited Guaranty” means that certain Limited Guaranty Agreement dated as of even date herewith, made by FCEF in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance satisfactory to Administrative Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral,

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and agrees to deliver the Collateral to Administrative Agent upon request; (d) for any Collateral subject to a licensor’s intellectual property rights, the licensor grants to Administrative Agent the right, vis-à-vis such licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license; and (e) for any contractor, subcontractor, materialman, laborer or other Person that performed work on or supplied goods to the Facility, a full and complete waiver of all Liens and other claims such Person has on or with respect to the Facility or the Leasehold Mortgage Premises.

“Loan” means the loan being made by Lenders to Borrower pursuant to Section 2.01 (a).

“Loan Documents” means this Agreement, each Note, the Collateral Documents, each Guaranty, the CGB Subordination Agreement, each deposit account control agreement and all other documents, agreements, certificates and instruments now or hereafter entered into in connection with the Loan or any modification, extension or renewal thereof, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, but excluding the First Lien Loan Documents (other than the CGB Intercreditor Agreement)

“Loan Parties” means, collectively, Borrower and the Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), prospects or condition (financial or otherwise) of Borrower; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means May 9, 2026.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of Borrower.

“Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement dated as of October 31, 2018, between Dominion Generation and FCEF, , as amended by that certain Amendment to Membership Interest Purchase Agreement dated as of January 15, 2019, and that certain Second Amendment to Membership Interest Purchase Agreement dated as of May 9, 2019.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NEPOOL GIS” means the New England Power Pool, the power pool created by and operating pursuant to the provisions of the RNA, or any successor to the New England Power Pool.

“Note” means each promissory note made by Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit A.

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“Obligations” means (a) all advances to, and debts, Indebtedness, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to the Loan, and (b)  all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any U.S. or non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to any quasi-public agency, the enabling statute (or other Laws enabling such quasi-public agency) and any bylaws or comparable constitutive or governing documents of such quasi-public agency.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“O&M Agreement” means that certain Amended and Restated Services Agreement dated as of May 9, 2019, between FCE and Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“O&M Reserve” means, collectively, the O&M Reserve Accounts and all O&M Reserve Funds.

“O&M Reserve Accounts” means, collectively, the Liberty O&M Reserve Account and the FT O&M Reserve Account.

“O&M Reserve Funds” means, collectively, the Liberty O&M Reserve Funds and the FT O&M Reserve Funds.

“Paid In Full” or “Payment In Full” has the meaning assigned to such term in the CGB Subordination Agreement.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Date” means each date funds are due to Administrative Agent as specified on Schedule 2.03 and if such date is not a Business Day, the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation.

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“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, quasi-public agency or other entity.

“PILOT Agreement” means that certain Tax Pilot and Tax Incentive Development Agreement dated as of December 12, 2012, between Borrower and the City of Bridgeport, as amended by that certain Correction to Tax Pilot and Tax Incentive Development Agreement dated as of April 1, 2019, between Borrower and the City of Bridgeport, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain Pledge and Security Agreement dated as of even date herewith, made by FCEF in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Principal Deficiency” means an amount equal to the amount of principal due by Borrower on a Payment Date as specified on Schedule 2.03 less the amount of principal actually paid by Borrower on such Payment Date.

“Project Grant” means that certain Standard Grant Agreement Project 150 - Round 3, dated as of December 12, 2012, between the Clean Energy Finance and Investment Authority n/k/a Connecticut Green Bank and Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Removal Effective Date” has the meaning specified in Section 9.07(b).

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Renewable Energy Credits” means energy credits in the Class I renewable energy credits program established by Connecticut General Statutes Section 16-245a, as amended by Connecticut Public Act 05-01, which are attributable to the Facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, (a) if, at any time, there are two (2) or fewer Lenders, all Lenders, or (b) if, at any time, there are more than two (2) Lenders, Lenders collectively having Total Credit Exposures representing at least 66-2/3% of the Total Credit Exposures of all Lenders.

“Reserve Accounts” means, collectively, the Concentration Account, the DSCR Reserve Accounts, the Excess Cash Flow Reserve Accounts and the O&M Reserve Accounts.

“Reserve Funds” means, collectively, the Concentration Account Funds, the DSCR Reserve Funds, the Excess Cash Flow Reserve Funds and the O&M Reserve Funds.

“Reserves” means, collectively, the Concentration Account Reserve, the DSCR Reserve, the O&M Reserve and the Excess Cash Flow Reserve.

“Resignation Effective Date” has the meaning specified in Section 9.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer or vice president of finance and administration of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“RNA” means the Second Restated NEPOOL Agreement dated as of September 1, 1971, as amended and restated from time to time, governing the relationship among the NEPOOL participants, and any successor agreement.

“Sale and Leaseback Transaction” means, with respect to Borrower, any arrangement, directly or indirectly, with any Person whereby Borrower shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

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“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and published from time to time.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is (a) prior to the Cutover Date, junior in priority to the Liens created pursuant to the First Lien Loan Documents until the First Lien Debt has been Paid In Full and (b) senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens (except for Permitted Liens securing any other Indebtedness to the extent that such Permitted Lien is expressly subordinated or required to be subordinated to the Liens securing the Obligations)

“Secured Parties” means, collectively, the Administrative Agent, Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to this Agreement, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means that certain Security Agreement dated as of even date herewith, made by Borrower in favor of Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions).

“Synthetic Lease Obligation” means the monetary obligation of a Person under Synthetic Lease creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Threshold Amount” means $275,000.

“Total Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of the portion of the Loan made by such Lender at such time.

“UCC” means the Uniform Commercial Code as in effect in the State of Connecticut; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United Illuminating” means The United Illuminating Company, a specially chartered Connecticut corporation.

“United States” and “U.S.” mean the United States of America.

“Utilities” means, collectively, (i) CL&P, and (ii) United Illuminating.

1.02Other Interpretive Provisions.

  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Borrower or to the determination of any amount for Borrower on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding.

  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.

  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.	the COMMITMENTS and THE LOAN

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2.01The Loan.

  Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make the Loan to Borrower, in the amount of such Lender’s Commitment, in Dollars, on the Closing Date.

(a)Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make a loan (the “Loan”) to Borrower, in the aggregate principal amount of  $6,026,165.34 on the Closing Date and Borrower shall (i) use the proceeds of the Loan to pay $1,800,000 into the L/C Cash Collateral Account, by wire transfer of immediately available funds, for the sole purpose of providing cash collateral for Liberty Bank, solely in its capacity as the issuer of the Letter of Credit, in connection with the issuance of the Letter of Credit; and (ii) after the application of the proceeds of the Loan in accordance with clause (i), use the remaining balance of the Loan to prepay certain amounts under the Existing FCE Loan.

2.02Prepayments.

(a)Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.06.  Subject to Section 2.11, each such prepayment shall be distributed to Lenders in accordance with their respective Applicable Percentages.  Prepayment of the Loan under this Section 2.02(a) shall be applied to the remaining installments of principal due on the Loan in the inverse order of maturity.

(b)In addition to prepayments permitted by Section 2.02(a), after the First Lien Debt has been Paid In Full, the following payments shall be made by Borrower to the Administrative Agent and shall be distributed to Lenders in accordance with their respective Applicable Percentages:

(i)In the event of any Disposition by Borrower outside the ordinary course of business or otherwise permitted under Section 7.05, an amount equal to the net proceeds of such Disposition;

(ii)In the event of any condemnation, casualty or other material recovery event with respect to any asset of Borrower, an amount equal to the net proceeds of such condemnation, casualty or other recovery event, except in the case of a casualty or other material recovery event where, in accordance with the provisions of the Loan Documents, the proceeds are used by Borrower to repair or replace such asset of Borrower; and

(iii)Any and all Extraordinary Receipts.

2.03Repayment of Principal on the Loan.

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(a)  Borrower shall repay the Loan to Lenders in monthly installments of principal in accordance with the amortization schedule set forth on Schedule 2.03 and shall be fully amortized by the Maturity Date. The entire unpaid balance of the aggregate amount of the Loan and all other Obligations due hereunder shall be due and payable on the Maturity Date if not sooner paid in accordance with the Loan Documents.

(b)Prior to the Cutover Date, and if an Event of Default has not occurred, Borrower may make no payments of principal or make principal payments in an amount less than the amount of principal due on such Payment Date to the Administrative Agent; provided such lesser payment is not less than the amount of funds deemed available for payment to Lender pursuant to Section 6.20. On the first Payment Date occurring after the Cutover Date, Borrower shall pay all outstanding Principal Deficiencies; provided, if an Event of Default has occurred and is continuing, than all Principal Deficiencies shall bear an interest rate at the Default Rate to the fullest extent permitted by Law from the date of the Event of Default and become immediately due and payable with the other Obligations due hereunder in accordance with Section 8.02.

(c)Prior to the Cutover Date, if Borrower fails to make an interest payment when due in accordance with Schedule 2.03, thereafter, the Loans shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws until the Borrower has paid all Interest Deficiencies then due and owing to the Administrative Agent and Administrative Agent hereby waives any Event of Default by Borrower for any interest payments not received by the Borrower prior to the Cutover Date (each, a “Waived Interest Default”), provided no other Event of Default has occurred and is continuing; provided further, if at any time an Event of Default occurs and is continuing, (other than a Waived Interest Default), then all Interest Deficiencies shall bear interest at the Default Rate from the date of such Event of Default and become immediately due and payable with the other Obligations due hereunder in accordance with Section 8.02.

(d)Acceptance by the Administrative Agent of any amount less than the full payment of principal amount due on such Payment Date in accordance with this Section 2.03, shall not be construed or deemed to effect a novation or to cause all or any part of the Indebtedness due hereunder to be or to be deemed to have been paid, satisfied or discharged.

2.04Interest.

(a)Subject to the provisions of subsection (b) below, the Loan shall bear interest at a rate per annum equal to eight percent (8.0%) (the “Interest Rate”).

(b)(i)Except as provided for in Section 2.03(b), if any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest per annum at the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Subject to 2.03(b) and (c) and 2.04(b)(i), if any amount (other than the principal of the Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (or automatically without any such request if an Event of Default under Section 8.01(f) has occurred and is continuing), such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

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(iii)Upon the request of the Required Lenders (or automatically without any such request if an Event of Default under Section 8.01(f) has occurred and is continuing), while any Event of Default exists (other than as set forth in clause (b)(i) and (ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on the Loan shall be due and payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.05Repayment of the Loan at Maturity.

  On the Maturity Date, all Obligations shall be due and payable and paid in full in cash.

2.06Fees and Charges.

  In addition to the other fees described in this Agreement:

(a)Borrower shall pay a commitment fee of $60,000 to Lenders on the date that the Loan is made by Lenders (the “Commitment Fee”).  The Commitment Fee will be shared pro rata among the Lenders. All funds dispersed to Borrower on the Closing Date shall be funded net of the Commitment Fee.

(b)Borrower shall pay to Administrative Agent for the ratable benefit of Lenders, a late charge equal to five percent (5.0%) of the amount of any monthly installment of principal or interest which is not received by Administrative Agent within ten (10) days from and after the date such installment of principal or interest is due; provided that the foregoing late charge shall not be due or payable if no Event of Default has occurred and is continuing on any monthly installment of principal or interest whose deferral of payment is permitted under either of Section 2.03 (b) or (c)

2.07Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.

  All calculations of interest shall be made on the basis of a year of 360 days, and actual days elapsed.  Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08Evidence of Debt.

  The Loan shall be evidenced by one or more accounts or records maintained by each Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such

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matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

2.09Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of Lenders that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Obligations of Lenders Several.  The obligations of Lenders hereunder to make the Loan and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make the Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make the Loan, to purchase its participation or to make its payment under Section 10.04(c).

(d)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.10Sharing of Payments by Lenders.

  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it greater than its pro rata share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify the Administrative Agent of

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such fact, and (b) purchase (for cash at face value) participations in the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loan and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in it portion of the Loan to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.11Reserved.

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party, as the case may be, shall be entitled to make such withholding or deduction, upon the basis of information and documentation to be delivered pursuant to subsection (e) below.

(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(b)Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 3.01(c)(ii) below.  A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender or other Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Recipient, shall be conclusive absent manifest error.

(ii)Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (B) the Borrower and the Administrative Agent, as applicable, against any Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. Upon request by Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by

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Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)executed originals of Internal Revenue Service Form W-8ECI,

(III)executed originals of Internal Revenue Service Form W-8ICI,

(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN,

(V)executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or

(VI) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative

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Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender shall promptly (A) notify Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Recipient determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02Reserved.

3.03Reserved.

3.04Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or

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credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

and the result of any of the foregoing reduces the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request by delivery of a certificate pursuant to subsection (c) of this Section 3.04, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05Reserved.

3.06Reserved.

3.07Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  Each Lender may make any Loan to Borrower through any Lending Office; provided, that, the exercise of this option shall not affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section

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3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (at the request of Borrower), as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.07(a), Borrower may replace such Lender in accordance with Section 10.13.

3.08Survival.

  Each party’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment, any assignment of rights by, or the replacement of, a Lender, and repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

ARTICLE IV.	CONDITIONS PRECEDENT TO LOAN

4.01Conditions of Loan.

  The obligation of each Lender to make its portion of Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which (to the extent applicable) shall be (1) originals or telecopies (followed promptly by originals) unless otherwise specified, (2) duly executed by a Responsible Officer of the signing Loan Party, (3) dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (4) in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)executed counterparts of this Agreement, all Collateral Documents, and all other Loan Documents, sufficient in number for distribution to the Administrative Agent, each Lender and Borrower;

(ii)a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is

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validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, which documents shall include:

(1)original certified articles of incorporation or other charter documents, as applicable, certified to be true and correct and in force and effect by a Responsible Officer (“Officer Certification”) and the appropriate Governmental Authority (“Governmental Certification”; together with the Officer Certification, the “Certifications”),

(2)copies of resolutions duly adopted by the board of directors or comparable managing body approving the Loan Documents, the transactions and authorizing execution and delivery thereof (with Officer Certification),

(3)a copy of the bylaws or comparable operating agreement of each Loan Party (with Officer Certification),

(4)certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation nor organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have an Material Adverse Effect, and

(5)an incumbency certificate (with Officer Certification);

(v)a favorable opinion of Foley & Lardner LLP, counsel to the Loan Parties, acceptable to Administrative Agent and addressed to the Administrative Agent and each Lender and which may be relied upon by their respective successors and assigns, as to matters concerning the Loan Parties and the Loan Documents as the Required Lenders may request;

(vi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements to such insurance policies naming Administrative Agent as additional insured, mortgagee, loss payee and/or lender’s loss payee, as applicable;

(vii)in connection with the delivery of the Security Agreement:

(1)proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(2)completed requests for information, dated on or before the date of the Loan, listing the financing statements referred to in clause (1) above and all other effective financing statements filed in the jurisdictions referred to in clause (1) above that name any Loan Party as debtor, together with copies of such other financing statements;

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(3)Lien Waivers, as requested by Administrative Agent;

(4)evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(viii)Uniform Commercial Code, state and federal tax lien, judgment lien, litigation and bankruptcy searches for Borrower, each other Loan Party and Dominion Generation, in such locations as may be requested by the Administrative Agent;

(ix)CGB Subordination Agreement, duly executed by the parties thereto;

(x)releases and/or termination statements for all Liens on the Collateral as of the Closing Date;

(xi)copies of all original membership interest certificates evidencing the Equity Interests of Borrower delivered to the First Lien Agent;

(xii)a loan policy of title insurance acceptable to Administrative Agent with respect to the Leasehold Mortgage Premises;

(xiii)a survey with respect to the Leasehold Mortgage Premises;

(xiv)an executed Ground Lease Estoppel Certificate and Recognition Agreement from the City of Bridgeport any the other parties thereto;

(xv)consents from the Utilities and any other Person requested by Administrative Agent with respect to the Assignment of Contracts, in form and substance acceptable to Administrative Agent;

(xvi)a certification in form and substance acceptable to Administrative Agent from DAI Management Consultants of Carnegie, Pennsylvania (“DAI”), that certain fuel cells at the Facility have been restacked in 2018 as noted in a report prepared by DAI on December 5, 2018;

(xvii)copies of all of the First Lien Loan Documents and of all documentation relating to the Acquisition, certified by a Responsible Officer of Borrower as true, correct and complete in all respects;

(xviii)copies of the consent of CL&P and FERC to the Acquisition;

(xix)an authorization and consent in form and substance acceptable to Administrative Agent permitting certain third parties acceptable to Administrative Agent to use FCE’s proprietary technology and all other rights and permits of FCE to perform scheduled fuel cell restacking for the Facility, which authorization and consent shall be in the O&M Agreement;

(xx)a schedule in form and substance acceptable to Administrative Agent detailing the preventative operating and maintenance costs for the Facility;

(xxi)the Deposit Account Control Agreement, between the Borrower and the Administrative Agent for the L/C Cash Collateral Account.

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(xxii)the Letter of Credit, duly executed by Liberty Bank;

(xxiii)the Deposit Account Security Agreement, duly executed by Borrower and Administrative Agent; and

(xxiv)such other assurances, certificates, documents, consents, reliance letters or opinions as the Administrative Agent or the Required Lenders may require.

(b)Responsible Officers.  Set forth on Schedule 4.01(b) are Responsible Officers that are permitted to sign Loan Documents on behalf of the Loan Parties, holding the offices indicated next to their respective names, as of the Closing Date.  Such Responsible Officers are the duly elected, qualified and acting officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

(c)Any fees required to be paid on or before the Closing Date shall have been paid.

(d)Each of the Reserves shall have been established and funded in accordance with this Agreement.

(e)A financial model that is a projection of operating results for the Facility, showing the Borrower’s reasonable good faith estimates, as of the Closing Date, of revenue, operating expenses and sources and uses of revenues with respect to the Facility over the forecast period and containing assumptions reasonably satisfactory to the Administrative Agent and the Lenders (in consultation with DAI), which projection shall show that the ratio of (i) the annual gross cash flow paid to Borrower under the Electricity Purchase Agreement and from the sale of Renewable Energy Credits less the total annual operating costs of the Facility, including the Reserves, to (ii) (x) the Debt Service Coverage Ratio for the applicable forecast period is not less than 1.00:1.00 and (y) CGB Debt Service Coverage Ratio for the applicable forecast period.

(f)Unless waived by the Administrative Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent in writing) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent)

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and Lenders that:

5.01Existence, Qualification and Power.

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  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02Authorization; No Contravention.

  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any of the Facility Documents, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03Governmental Authorization; Other Consents.

  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the Second Priority nature thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04Binding Effect.

  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as limited by general principles of equity and Debtor Relief Laws.

5.05Financial Statements; No Material Adverse Effect.

(a)Since the date of the last financial statements delivered by Borrower, to the Administrative Agent or any of the Lenders, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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(b)The consolidated forecasted statements of income and cash flows of Borrower delivered pursuant to Section 6.01(a) and (b) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial condition and performance.

5.06Litigation.

  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of its properties or revenues that (a) relate to this Agreement or any other Loan Document, or the Facility, or any of the transactions contemplated hereby, and (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07No Default.

  Borrower is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens.

  Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Borrower is subject to no Liens, other than Liens permitted by Section 7.01.

5.09Environmental Compliance.

  Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on its businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10Insurance.

  The Borrower and its properties are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates.

5.11Taxes.

  Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate

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reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Borrower that would, if made, have a Material Adverse Effect.  Borrower has made all payments required by the PILOT Agreement and complied in all material respects with its other obligations under the PILOT Agreement.

5.12ERISA Compliance.

(a)Borrower has no Plans or Pension Plans.

(b)Each Plan of each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan of each ERISA Affiliate that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(c)There are no pending or, to the best knowledge of Borrower, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan of any ERISA Affiliate that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan of any ERISA Affiliate that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)(i) No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan of an ERISA Affiliate; (ii) each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan of each ERISA Affiliate, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan of an ERISA Affiliate, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan of any ERISA Affiliate has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan of an ERISA Affiliate.

(e)No ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.13Subsidiaries; Equity Interests.

  Borrower has no Subsidiaries.  Borrower has no equity investments in any other corporation or entity.  Set forth on Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation and its chief executive office.  The

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copy of the charter of each Loan Party and each amendment thereto provided pursuant to Administrative Agent is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14Margin Regulations; Investment Company Act.

(a)Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U, T or X of the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)None of Borrower or any Person Controlling Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure.

  As of the Closing Date, Borrower has disclosed to the Administrative Agent and Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16Compliance with Laws.

  Borrower is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17Taxpayer Identification Number.

  Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18Collateral Documents.

  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Second Priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Upon the filing of UCC financing statements in accordance with Section 5.21 and upon the taking of possession or control by the Administrative Agent (or, prior to the Payment In Full of the First Lien Debt (as defined in the CGB Subordination Agreement), the First Lien Agent, as gratuitous bailee for the Administrative Agent pursuant to the CGB Subordination Agreement) of the Collateral that is the subject of the Security Agreement with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent (or, prior to the Payment In Full of First Lien Debt (as defined in the CGB Subordination Agreement), the First Lien

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Agent, as gratuitous bailee for the Administrative Agent pursuant to the CGB Subordination Agreement) to the extent possession or control by the Administrative Agent (or, prior to the Payment In Full of First Lien Debt (as defined in the CGB Subordination Agreement), the First Lien Agent, as gratuitous bailee for the Administrative Agent pursuant to the CGB Subordination Agreement) is required by the Security Agreement), the Liens created by the Security Agreement shall constitute Second Priority perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral that is the subject of the Security Agreement (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by such filings, possession or control), in each case subject to no Liens other than Permitted Liens. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.19Intellectual Property; Licenses, Etc.

  Borrower owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its business, without conflict with the rights of any other Person.  To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20Solvency.

  As of the Closing Date, each Loan Party is Solvent.  “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

5.21Rights in Collateral; Priority of Liens.

  Each Loan Party owns the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties other than Liens permitted by Section 7.01.  Upon the proper filing of UCC financing statements and the taking of the other actions required by the Required Lenders or the law, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable, Second Priority, prior and perfected Liens on the Collateral in favor of Administrative Agent, for the ratable benefit the Secured Parties.

5.22Sanctions Concerns.

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(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction.

(b)Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)Patriot Act.  The Loan Parties, their Subsidiaries, and, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof, are in compliance with the Act.

5.23The Facility.

(a)The energy generated at the Facility constitutes a “Class I renewable energy source” as defined in Connecticut General Statutes § 16-1.

(b)The Facility (i) is an “exempt wholesale generator” as such term is defined in the Public Utility Holding Company Act of 2005, 18 C.F.R. § 366.1 and pursuant to the Facility’s self-certification in FERC Docket EG13-31-000, and (ii) has “market-based rate authority” pursuant to Section 205 of the Federal Power Act and the Facility’s application and FERC’s order in Docket ER13-1403-001.  To the knowledge of Borrower, there are no facts that are reasonably likely to cause the Facility to lose such status.  Borrower has not received, and has no knowledge of, any written notice from any Governmental Authority indicating such status may be terminated.  The consummation of the Acquisition will not affect such status.

(c)Borrower has all licenses, approvals, consents and certifications necessary to qualify, participate and be selected and compensated in NEPOOL GIS and each other FCM which is necessary to own or operate the Facility or perform its obligations under the Facility Documents Borrower has complied with all of the rules, regulations and procedures of NEPOOL GIS and each other FCM in which it participates.

(d)All conditions precedent for CL&P’s obligation to purchase “Products” (as defined in and as more fully set forth in the Electricity Purchase Agreement) have been satisfied.

(e)All conditions precedent for Borrower’s ability to operate the Facility in parallel with the electric power systems or “EPS” (as defined in and as more fully set forth in the Interconnection Agreement) have been satisfied.

(f)To Borrower’s knowledge, Borrower is not in default under any of the Facility Documents.

5.24The Acquisition.

  All conditions precedent for the consummation of the Acquisition in accordance with the terms of the Membership Interest Purchase Agreement have been satisfied (other than the payment of the Purchase Price (as defined in the Membership Interest Purchase Agreement) which will occur simultaneously with the making of the Loan).

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ARTICLE VI.	AFFIRMATIVE COVENANTS

So long as any Obligation hereunder shall remain unpaid or unsatisfied, Borrower agrees that, and Borrower shall:

6.01Financial Statements.

  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and Required Lenders:

(a)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended October 31, 2019), a balance sheet of Borrower as at the end of such fiscal year, and the related statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared on an accrual basis in accordance with GAAP, such statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being acknowledged that KPMG is acceptable to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit

(b)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of FCE (commencing with the fiscal year ended October 31, 2019), a consolidated and consolidating balance sheet of FCE and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, consolidated changes in shareholders’ equity and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared on an accrual basis in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (it being acknowledged that KPMG is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(c)as soon as available, but in any event within forty-five (45) days after the end of each of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended July 31, 2019), a balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)as soon as available, but in any event within forty-five (45) days after the end of each of each fiscal quarter of each fiscal year of FCE (commencing with the fiscal quarter ended July 31, 2019), a consolidated and consolidating balance sheet of FCE and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’

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equity and cash flows for such fiscal quarter and for the portion of FCE’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of FCE as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of FCE and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes; and

(e)as soon as available, but in any event within 15 days of filing, copies of the state and federal tax returns of Borrower.

6.02Certificates; Other Information.

  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)[intentionally omitted];

(b)concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), (c) and (d), a duly completed Compliance Certificate signed by the chief executive officer, president or chief financial officer of Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted or prepared by Borrower’s independent accountants in connection with the accounts or books of Borrower, or any audit of Borrower;

(d)within one hundred twenty (120) days after the end of each fiscal year of Borrower, a schedule from FCE detailing the preventative operating and maintenance related costs for the Facility, including the restacking of the fuel cells at the Facility, which schedule shall be in form and content satisfactory to Administrative Agent;

(e)promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any other Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02, if any; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no

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responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) the Administrative Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on CSC or another similar electronic system (the “Platform”) and (b) certain Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its securities, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03Notices.

  Promptly notify the Administrative Agent and each Lender:

(a)of the occurrence of any Default or Event of Default or a default or event of default under the First Lien Loan Documents;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, the Facility Documents or any Contractual Obligation of Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, including pursuant to any applicable Environmental Laws;

(c)of the occurrence of any ERISA Event;

(d)of any material change in accounting policies or financial reporting practices by Borrower;

(e)of any notices of any default, termination or other dispute given by Borrower or any other Person under a Facility Document or the Membership Interest Purchase Agreement;

(f)of any condition, event or occurrence which might cause the Facility (i) to not be an “exempt wholesale generator” as such term is defined in the Public Utility Holding Company Act of 2005, 18 C.F.R. § 366.1 and pursuant to the Facility’s self-certification in FERC Docket EG13-31-000, or (ii) to not have “market-based rate authority” pursuant to Section 205 of the Federal Power Act and the Facility’s application and FERC’s order in Docket ER13-1403-001;

(g)of all notices given by any Governmental Authority, ISO-NE or any FCM in connection with the Facility;

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(h)if the Facility goes offline, ceases operations or the generation of electricity, or is damaged or destroyed;

(i)the execution of any amendment, modification or waiver of or supplement to any First Lien Loan Document, together with a copy thereof; and

(j)of all notices provided by Borrower under the O&M Agreement that an “Output Shortfall Payment” (as defined therein) is due (together with a copy thereof).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto, and shall contain copies of all information, notices, and other documentation giving rise to such notice.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.

  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05Preservation of Existence, Etc.

  (a) Preserve, renew and maintain in full force and effect its legal existence and, if applicable, good standing under the Laws of the jurisdiction of its organization; (b) maintain all rights, privileges, permits, licenses, approvals, governmental authorizations and franchises necessary or desirable in the normal conduct of its business or required for the ownership, operation or maintenance of the Facility or Borrower’s performance under the Facility Documents, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or cause Borrower to be in default of the Facility Documents; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

  (a) Maintain, preserve and protect all licenses, patents, franchises, trademarks and trade names of Borrower; (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07Maintenance of Insurance.

  (a) Maintain with financially sound and reputable insurance companies which are not Affiliates of Borrower, insurance with respect to casualty events, its properties and business against loss, damage or

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interruption of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; and (b) provide to Administrative Agent, upon request, evidence satisfactory to Administrative Agent that all insurance required under this Agreement and the other Loan Documents is in effect.  The Administrative Agent shall be listed as an additional insured on all of Borrower’s liability policies and as a loss payee, lender’s loss payee or mortgagee, as applicable and as requested by Administrative Agent, on all of Borrower’s property policies.

6.08Compliance with Laws.

  Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property including without limitation the Act, OFAC and all Environmental Laws, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.

  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower.

6.10Inspection Rights.

  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (including leased properties) and the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that, so long as no Event of Default has occurred or is continuing, Administrative Agent and each Lender will not exercise their rights under this Section 6.10 more than once per calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11Reserved.

6.12Additional Guarantors.

  Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), unless otherwise notified in writing by the Administrative Agent, cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (i), (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the

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documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13Collateral Records.

  To execute and deliver promptly, upon written request, to Administrative Agent and each Lender, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent or such Lender may reasonably require designating, identifying or describing the Collateral.  The failure by Borrower or any other Loan Party, however, to promptly give Administrative Agent or any Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.14Covenant to Give Security.

(a)Personal Property.  Cause all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a Second Priority, perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents.

(b)Lien Waivers.  Provide (or cause the applicable Loan Party to provide) the Administrative Agent with Lien Waivers and such other estoppel letters, consents and waivers, in each case to the extent requested by the Administrative Agent (such Lien Waivers, letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent).

6.15Further Assurances.

(a)Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may require from time to time in order to (A) the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, and (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

(b)To, and to cause each other Loan Party to, (i) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (ii) comply with the requirements of all applicable Laws in order to grant to the Administrative Agent valid and perfected Second Priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving the Administrative Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a UCC financing statement with respect to such investment property (or, prior to the Payment In Full of the First Lien Debt, given to the First Lien Agent, as gratuitous bailee for the Administrative Agent or otherwise as set forth in the CGB Subordination Agreement),, and (iii) do whatever the Administrative Agent may request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent’s representatives; keeping stock records; and, paying

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claims which might, if unpaid, become a Lien on the Collateral.  The Administrative Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.

6.16Facility Documents.

  Perform, observe, comply with and enforce all of the provisions of the Facility Documents in all material respects.

6.17Capacity Market; NEPOOL GIS.

(a)Take all actions to qualify, participate and be selected and compensated in NEPOOL GIS and any capacity market (including, without limitation, the ISO-NE markets) (collectively, the “FCM”) which are necessary to own or operate the Facility or perform its obligations under the Facility Documents.

(b)Comply with all rules, regulations and procedures of FCM and NEPOOL GIS and maintain all FCM, NEPOOL GIS and ISO-NE related accounts necessary to own and operate the Facility and perform its obligations under the Facility Documents.

6.18Operating Accounts.

  Maintain its primary operating account at Liberty Bank at all times (the primary operating account of Borrower being Borrower’s Operating Account).

6.19The Reserve Accounts Generally.

(a)Liability for Obligations Unaffected.  The funding of the Reserve Accounts or the insufficiency of Reserve Funds in the Reserve Accounts (or any one of them) shall not relieve Borrower of its obligation to make all payments required under the Loan Documents as and when such payments are due except as provided in Section 2.03.

(b)Liens, Etc.  Subject in all respects to the CGB Subordination Agreement, the Reserve Accounts shall be under the sole control of Administrative Agent, and Administrative Agent shall have the sole right to make withdrawals from the Reserve Accounts. Neither Borrower, nor any other Person (whether claiming on behalf of or through Borrower or otherwise), except for the First Lien Agent, shall have control of the Reserve Accounts or any right or authority, whether express or implied, to make use of, or withdraw any funds, investments or other properties from, the Reserve Accounts, or to give any instructions with respect to the Reserve Accounts.  After the Cutover Date, Borrower shall take all actions, and execute all additional documents and instruments (including, without limitation, deposit account control agreements), which are necessary to maintain in favor of Administrative Agent a perfected Second Priority security interest and Lien in and to the Reserve Accounts and the Reserve Funds.  The Reserve Accounts and the Reserve Funds are additional security for the Obligations.  Other than in connection with the First Lien Debt, Borrower shall not further pledge, assign, hypothecate or grant any security interest in or to the Reserve Accounts or the Reserve Funds, or permit any Lien other than Permitted Liens to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto.

(c)Costs and Expenses.  All costs and expenses for establishing and maintaining the Reserve Accounts (or any successors thereto) shall be paid by Borrower.  All income and gains from the Reserve Accounts shall be retained in the applicable Reserve Account.

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(d)Remedies.  Subject to the terms of the CGB Subordination Agreement, upon and during the continuance of an Event of Default, Administrative Agent may, with the consent of, or shall, at the request of, Required Lenders (such consent or request to be in Required Lenders’ sole and absolute discretion), without notice to or the consent of Borrower, apply all or any portion of the Reserve Funds toward the payment of the Obligations, regardless of whether the Obligations have been accelerated and/or such Obligations are then due and payable, in accordance with Section 8.03, and/or exercise all other rights and remedies available to Administrative Agent at law or in equity.

6.20Concentration Account; Cash Management.

(a)Establishment of Concentration Account.  On or prior to the date hereof, (i) Borrower shall open and thereafter at all times maintain the Concentration Account; and (ii) transfer all of its cash, from whatever source and wherever located, into the Concentration Account.  On and after the date hereof, Borrower shall at all times deposit, or cause to be deposited (via direct deposit or otherwise), all of its gross revenue and gross income into the Concentration Account.  There shall be no other accounts maintained by Borrower or any other Person into which any revenues or income of Borrower shall be deposited, and neither Borrower nor any other Person shall open any other such account with respect to the deposit or direct deposit of any revenue or income of the Borrower.  Until deposited into the Concentration Account, all revenue and income held by or on behalf of Borrower shall be deemed to be held in trust by Borrower for the benefit of Administrative Agent and the First Lien Agent on behalf of their respective “Secured Parties” (as defined here and as defined in the First Lien Credit Agreement) and shall not be commingled with any other funds or property of Borrower or any other Person.

(b)Cash Management Provisions.

(i)Provided no Event of Default has occurred or is continuing, all Concentration Account Funds then on deposit in the Concentration Account shall be allocated and disbursed in the following amounts and in the following order of priority by the Applicable Agent:

(A)First, to Borrower’s Operating Account, in the amount sufficient to pay all amounts then due to FCE pursuant to the O&M Agreement (excluding the “SG&A Costs” under and as defined in the O&M Agreement, which are payable under Section 6.20(b)(i)(B) and the “Module Replacement Fee” under and as defined in the O&M Agreement, which shall be paid from the O&M Reserve in accordance with Section 6.22), provided, however, that Applicable Agent shall not disburse, in any given calendar year, more than one hundred and ten percent (110%) of the amount identified as the “Bridgeport Preventative O&M” for such calendar year on Schedule 6.20, unless Applicable Agent and Borrower, each in their sole and absolute discretion, agree to a different amount;

(B)Next, to Borrower’s Operating Account, in the amount sufficient to pay all property taxes of Borrower, water charges and “SG&A Costs” (as defined in the O&M Agreement) then due and payable, provided, however, that Applicable Agent shall not disburse, in any given calendar year, more than the amount identified as “Bridgeport Property Taxes” (for such property taxes), “Bridgeport Water Expense” (for such water charges) and “Bridgeport Admin & Insurance” (for such SG&A Costs), respectively, for such calendar year on Schedule 6.20;

(C)Next, to Borrower’s Operating Account, in the amount sufficient to pay all charges which are then due and payable for fuel for the Facility, provided, that Borrower has provided Applicable Agent with a written invoice in support thereof;

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(D)Next, until First Lien Debt has been Paid In Full, to the First Lien Agent, in the amount sufficient to pay all payments of principal, interest, fees and other charges then due in connection with the Obligations (as defined in the First Lien Credit Agreement) due under the First Lien Loan Documents;

(E)Next, until First Lien Debt has been Paid In Full, on a pro rata basis with respect to all remaining Concentration Account Funds (x) to First Lien Agent, in the amount sufficient to pay all required deposits into the Liberty O&M Reserve Account in accordance with the terms and conditions Section 6.22(a), and (y) to Fifth Third Bank, in the amount sufficient to pay all required deposits into the FT O&M Reserve Account in accordance with the terms and conditions Section 6.22(b);

(F)Next, until First Lien Debt has been Paid In Full, on a pro rata basis with respect to all remaining Concentration Account Funds (x) to First Lien Agent, in the amount sufficient to pay all required deposits into the Liberty DSCR Reserve Account in accordance with the terms and conditions Section 6.21(a), and (y) to Fifth Third Bank, in the amount sufficient to pay all required deposits into the FT DSCR Reserve Account in accordance with the terms and conditions Section 6.21(b);

(G)Next, to Administrative Agent, in the amount sufficient to pay all payments of principal (subject to Section 2.03(b)), interest (subject to Section 2.03(c)), fees and other charges then due in connection with the Obligations due hereunder, subject to the CGB Subordination Agreement.

(H)If after the Cutover Date, next, all remaining Concentration Account Funds to Administrative Agent, in the amount sufficient to pay all required deposits into the CGB DSCR Reserve Account in accordance with the terms and conditions Section 6.21(d),

(I)Lastly, (i) until First Lien Debt has been Paid In Full, any amounts remaining in the Concentration Account after application in accordance with the foregoing (such remaining amounts, “Excess Cash Flow”), (x) fifty percent (50%) of such Excess Cash Flow to First Lien Agent, for deposit into the Liberty Excess Cash Flow Reserve Account, and (y) fifty percent (50%) of such Excess Cash Flow to Fifth Third Bank, for deposit into the FT Excess Cash Flow Account and (ii) after the Cutover Date, if the Administrative Agent, in its sole discretion, decides (x) there is sufficient funds to complete the restacking contemplated to occur through 2025 as noted “Figure 2.3.2 Module Replacement Schedule” in a report prepared by DAI on December 5, 2018 in accordance with the DAI report restacking schedule, (y) there are sufficient funds in the CGB DSCR Reserve Account and (z) the Facility is generating sufficient cash flow as to repay the Obligations in accordance with the original repayment schedule, then  (x) fifty percent (50%) of such Excess Cash Flow to Administrative Agent for deposit into the CGB Excess Cash Flow Reserve Account, and (y) fifty percent (50%) of such Excess Cash Flow to Borrower, and if conditions (x), (y) and (z) are not so satisfied, then Administrative Agent shall allocate retain such portion of Excess Cash Flow as required to satisfy such conditions and thereafter shall release any available Excess Cash Flow as follows (1) fifty percent (50%) of such Excess Cash Flow to Administrative Agent for deposit into the CGB Excess Cash Flow Reserve Account, and (2) fifty percent (50%) of such Excess Cash Flow to Borrower.

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(ii)If an Event of Default shall have occurred and be continuing, then Applicable Agent may, with the consent of, or shall, at the request of, the Required Lenders (such consent or request to be in the Required Lenders’ sole and absolute discretion), without notice to or the consent of Borrower, apply all or any portion of the Concentration Account Funds (A) in the amounts and in the order of priority set forth in Section 6.20(b)(i) or such other order of priority as the Required Lenders may direct, or (B) toward the payment of the Obligations, regardless of whether the Obligations have been accelerated and/or such Obligations are then due and payable, in accordance with Section 8.03.

6.21DSCR Reserve Account.

(a)Establishment of Liberty DSCR Reserve Account.  On or prior to the date hereof, Borrower shall open and thereafter at all times until the Cutover Date maintain the Liberty DSCR Reserve Account.  On the Closing Date, the Liberty DSCR Reserve Account shall have a cash balance of $1,250,000, and thereafter, the Liberty DSCR Reserve Account shall at all times until the Cutover Date have a cash balance (the “Required Liberty DSCR Reserve Balance”) equal to the greater of (i) $1,250,000 less the amount of any Liberty DSCR Reserve Funds released by First Lien Agent from the Liberty DSCR Reserve Account with the consent, or at the request, of the Required Lenders (as defined in the First Lien Credit Agreement), and (ii) the amount sufficient to pay fifty percent (50%) the principal and interest payments due in connection with the Obligations (as defined in the First Lien Credit Agreement), in the succeeding six months.  If the Liberty DSCR Reserve Account does not have the Required Liberty DSCR Reserve Balance (such insufficiency in balance, a “Liberty DSCR Reserve Account Deficiency”), then, until the Cutover Date, (i) subject to Section 6.20(b)(ii), on the next succeeding Payment Date, an amount equal to the Liberty DSCR Reserve Account Deficiency shall be deposited by First Lien Agent into the Liberty DSCR Reserve Account in accordance with Section 6.20(b)(i), and (ii) if there are insufficient Concentration Account Funds for First Lien Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the Liberty DSCR Reserve Account an amount equal to the Liberty DSCR Reserve Account Deficiency.

(b)Establishment of FT DSCR Reserve Account.  On or prior to the date hereof, Borrower shall open and thereafter at all times until the Cutover Date maintain the FT DSCR Reserve Account.  On the Closing Date, the FT DSCR Reserve Account shall have a cash balance of $1,250,000, and thereafter, the FT DSCR Reserve Account shall at all times until the Cutover Date  have a cash balance (the “Required FT DSCR Reserve Balance”) equal to the greater of (i) $1,250,000 less the amount of any FT DSCR Reserve Funds released by First Lien Agent from the FT DSCR Reserve Account with the consent, or at the request, of the Required Lenders (as defined in the First Lien Credit Agreement), and (ii) the amount sufficient to pay fifty percent (50%) the principal and interest payments due in connection with the Obligations (as defined in the First Lien Credit Agreement), in the succeeding six months.  If the FT DSCR Reserve Account does not have the Required FT DSCR Reserve Balance (such insufficiency in balance, a “FT DSCR Reserve Account Deficiency”), then, until the Cutover Date, (i) subject to Section 6.20(b)(ii), on the next succeeding Payment Date, an amount equal to the FT DSCR Reserve Account Deficiency shall be deposited by First Lien Agent into the FT DSCR Reserve Account in accordance with Section 6.20(b)(i), and (ii) if there are insufficient Concentration Account Funds for First Lien Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the FT DSCR Reserve Account an amount equal to the FT DSCR Reserve Account Deficiency.

(c)Release of DSCR Reserve Funds.  Until the Cutover Date, funds in the DSCR Reserve Accounts will be disbursed with the consent of, or at the request of, the Required Lenders (as defined in the First Lien Credit Agreement), (such consent or request to be in the Required Lenders’ (as defined in the First Lien Credit Agreement) sole and absolute discretion).  All disbursements of DSCR Reserve Funds shall be made from the Liberty DSCR Reserve Account and the FT DSCR Reserve Account on a pro rata

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basis. On the first Business Day after the Cutover Date, any amounts in the DSCR Reserve Accounts shall be disbursed by the Administrative Agent in accordance with Section 6.20(b).

(d)Establishment of CGB Reserve Account.  On or immediately prior to the Cutover Date, Borrower shall open and thereafter at all times maintain the CGB DSCR Reserve Account.  On the first Business Day after the Cutover Date, the CGB DSCR Reserve Account shall have a cash balance of $600,000, and thereafter, the CGB DSCR Reserve Account shall at all times have a cash balance (the “Required CGB DSCR Reserve Balance”) equal to the greater of (i) $600,000 less the amount of any CGB DSCR Reserve Funds released by Administrative Agent from the CGB DSCR Reserve Account and (ii) the amount sufficient to pay fifty percent (100%) the principal and interest payments due in connection with the Obligations in the succeeding six months.  If the CGB DSCR Reserve Account does not have the Required CGB DSCR Reserve Balance (such insufficiency in balance, a “CGB DSCR Reserve Account Deficiency”), then (i) subject to Section 6.20(b)(ii), on the next succeeding Payment Date, an amount equal to the CGB DSCR Reserve Account Deficiency shall be deposited by Administrative Agent into the CGB DSCR Reserve Account in accordance with Section 6.20(b)(i), and (ii) if there are insufficient Concentration Account Funds for Administrative Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the CGB DSCR Reserve Account an amount equal to the CGB DSCR Reserve Account Deficiency.

(e)Release of DSCR Reserve Funds. After the Cutover Date, funds in the CGB DSCR Reserve Account will be disbursed at the sole discretion of the Administrative Agent.

6.22O&M Reserve.

(a)Establishment of Liberty O&M Reserve Account.  On or prior to the date hereof, Borrower shall open and thereafter at all times until the Cutover Date maintain the Liberty O&M Reserve Account.  On the Closing Date, the Liberty O&M Reserve Account shall have a cash balance of $250,000, and thereafter, subject to Section 6.20(b)(ii), on each Payment Date until the fifth anniversary of the Closing Date, First Lien Agent shall deposit $100,000 into the Liberty O&M Reserve Account in accordance with Section 6.20(b)(i) (each, a “Required Additional Liberty O&M Deposit”).  The Liberty O&M Reserve Account shall at all times until the Cutover Date  have a cash balance (the “Required Liberty O&M Reserve Balance”) equal to (i) $250,000 plus (ii) the amount of each Required Additional Liberty O&M Deposit (whether or not there were sufficient Concentration Account Funds to make such Required Liberty O&M Deposit) less (iii) the amount of any Liberty O&M Reserve Funds released by First Lien Agent from the Liberty O&M Reserve Account with the consent, or at the request, of the Required Lenders (as defined in the First Lien Credit Agreement).  If the Liberty O&M Reserve Account does not have the Required Liberty O&M Reserve Balance (such insufficiency in balance, a “Liberty O&M Reserve Account Deficiency”) until the Cutover Date, (i) subject to Section 6.20(b)(ii), on the next succeeding Payment Date, an amount equal to the Liberty O&M Reserve Account Deficiency shall be deposited by First Lien Agent into the Liberty O&M Reserve Account in accordance with Section 6.20(b)(i), and (ii) if there are insufficient Concentration Account Funds for First Lien Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the Liberty O&M Reserve Account an amount equal to the Liberty O&M Reserve Account Deficiency.

(b)FT O&M Reserve Account.  On or prior to the date hereof, Borrower shall open and thereafter at all times until the Cutover Date maintain the FT O&M Reserve Account.  On the Closing Date, the FT O&M Reserve Account shall have a cash balance of $250,000, and thereafter, subject to Section 6.20(b)(ii), on each Payment Date until the fifth anniversary of the Closing Date, First Lien Agent shall deposit $100,000 into the FT O&M Reserve Account in accordance with Section 6.20(b)(i) (each, a “Required Additional FT O&M Deposit”).  The FT O&M Reserve Account shall at all times until the

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Cutover Date have a cash balance (the “Required FT O&M Reserve Balance”) equal to (i) $250,000 plus (ii) the amount of each Required Additional FT O&M Deposit (whether or not there were sufficient Concentration Account Funds to make such Required FT O&M Deposit) less (iii) the amount of any FT O&M Reserve Funds released by First Lien Agent from the FT O&M Reserve Account with the consent, or at the request, of the Required Lenders (as defined in the First Lien Credit Agreement).  If the FT O&M Reserve Account does not have the Required FT O&M Reserve Balance (such insufficiency in balance, a “FT O&M Reserve Account Deficiency”) until the Cutover Date, (i) subject to Section 6.20(b)(ii), on the next succeeding Payment Date, an amount equal to the FT O&M Reserve Account Deficiency shall be deposited by First Lien Agent into the FT O&M Reserve Account in accordance with Section 6.20(b)(i), and (ii) if there are insufficient Concentration Account Funds for First Lien Agent to make such deposit, Borrower shall, within three (3) Business Days after such next succeeding Payment Date, deposit into the FT O&M Reserve Account an amount equal to the FT O&M Reserve Account Deficiency.

(c)Release of O&M Reserve Funds.  Until the Cutover Date, funds in the O&M Reserve Accounts will be disbursed with the consent, or at the request, of the Required Lenders (as defined in the First Lien Credit Agreement), (such consent or request to be in the Required Lenders’(as defined in the First Lien Credit Agreement), sole and absolute discretion); provided, that in no event shall the O&M Reserve Funds be disbursed until the Additional Fuel Cell Collateral has been utilized by Borrower to complete the first restacking of the fuel cells at the Facility (and Borrower shall provide First Lien Agent with such evidence as First Lien Agent shall deem acceptable in its sole discretion that the Additional Fuel Cell Collateral has been utilized to complete the such first restacking); provided, further, that in no event shall First Lien Agent release more than $2,000,000 in O&M Reserve Funds per fuel cell module replacement; provided, further, that in no event shall First Lien Agent release any O&M Reserve Funds unless DAI has inspected the fuel cell modules at the Facility and provided First Lien Agent with a written certification that a restacking of all fuel cells contained in each of such fuel cell modules has occurred.  All disbursements of O&M Reserve Funds shall be made from the Liberty O&M Reserve Account and the FT O&M Reserve Account on a pro rata basis. On the first Business Day after the Cutover Date, any amounts in the O&M Reserve Accounts shall be disbursed by the Administrative Agent in accordance with Section 6.20(b).

6.23Excess Cash Flow Reserve.

(a)Establishment of Liberty Excess Cash Flow Reserve Account.  On or prior to the date hereof, Borrower shall open and thereafter at all times until the Cutover Date maintain the Liberty Excess Cash Flow Reserve Account.  On each Payment Date until the Cutover Date, subject to Section 6.20(b)(ii), First Lien Agent shall deposit fifty percent (50%) of the Excess Cash Flow as of such time (whether from the previous calendar month or otherwise) into the Liberty Excess Cash Flow Reserve Account in accordance with Section 6.20(b)(i).

(b)Establishment of FT Excess Cash Flow Reserve Account.  On or prior to the date hereof, Borrower shall open and thereafter at all times until the Cutover Date maintain the FT Excess Cash Flow Reserve Account.  On each Payment Date until the Cutover Date, subject to Section 6.20(b)(ii), First Lien Agent shall deposit fifty percent (50%) of the Excess Cash Flow as of such time (whether from the previous calendar month or otherwise) into the FT Excess Cash Flow Reserve Account in accordance with Section 6.20(b)(i).

(c)Establishment of CGB Excess Cash Flow Reserve Account.  On or immediately prior to the Cutover Date, Borrower shall open and thereafter at all times maintain the CGB Excess Cash Flow Reserve Account.  On each Payment Date following the Cutover Date, subject to Section 6.20(b)(ii), Administrative Agent shall deposit the Excess Cash Flow as of such time (whether from the previous

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calendar month or otherwise) into the CGB Excess Cash Flow Reserve Account in accordance with Section 6.20(b)(i)(I).

(d)Release of Excess Cash Flow Reserve Funds.  Until the Cutover Date, the Excess Cash Flow Reserve Funds will be disbursed as set forth in the First Lien Credit Agreement.  After the Cutover Date, the Excess Cash Flow Reserve Funds shall be disbursed at the sole discretion of the Administrative Agent.

6.24Change of Borrower’s Name.

  Provide to Administrative Agent, at least five (5) Business Days prior to changing its name from “Dominion Bridgeport Fuel Cell, LLC” to “Bridgeport Fuel Cell, LLC”: (i) drafts of all documentation (corporate or otherwise) required for Borrower to effectuate such name change; (ii) drafts of all documentation to be filed in the Bridgeport Land Records in connection with such name change; and (iii) Uniform Commercial Code searches showing that there are no Liens of record filed against “Bridgeport Fuel Cell, LLC” in its jurisdiction of organization.  After the effectuation of such name change, promptly provide to Administrative Agent (i) file-stamped or recorded copies, as applicable, of the all documentation filed by Borrower with the Secretary of State of Virginia and the Bridgeport Land Records in connection with such name change, and (ii) copies of all other documentation executed in connection with such name change.  Borrower hereby authorizes Administrative Agent to file UCC-3 Amendments to correct the name of Borrower for all UCC-1 Financing Statements filed by Administrative Agent in connection with the Obligations and naming Borrower as debtor.

6.25Additional Fuel Cell Collateral.

  At all times, the Additional Fuel Cell Collateral shall comprise of at least two (2) fuel cell modules owned by Borrower and located at the FCE Main Facility or such other location as may be approved by Administrative Agent in writing (with the consent of the Required Lenders in writing in their sole discretion).

6.26Reserved.

6.27Hannover Policy.

  At all times during the period of time that the Hannover Policy is in effect, Administrative Agent shall be named as a loss payee on the Hannover Policy.  In the event that International Insurance Company of Hannover Limited (or any successor insuring company) makes payment on a claim for a loss under the Hannover Policy (any such payments, “Hannover Proceeds”), then (i) if no Event of Default has occurred or is continuing hereunder, then such Hannover Proceeds shall be deposited by Borrower or Administrative Agent, as the case may be, into the Concentration Account and, on the next succeeding Payment Date, be allocated and/or disbursed in accordance with Section 6.20(b), and (ii) if an Event of Default shall have occurred and be continuing hereunder, then such Hannover Proceeds shall, if received by Borrower, and subject to the CGB Subordination Agreement, be immediately paid to Administrative Agent, and Administrative Agent may, subject to the CGB Subordination Agreement, with the consent of, or shall, at the request of, Required Lenders (as defined in the First Lien Credit Agreement), without notice to or the consent of Borrower, (A) deposit such Hannover Proceeds into the Concentration Account, or (B) apply all or any portion of such Hannover Proceeds toward the payment of the Obligations, regardless of whether

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the Obligations have been accelerated and/or such Obligations are then due and payable, in accordance with Section 8.03.

ARTICLE VII.	NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid or unsatisfied, Borrower shall not, directly or indirectly:

7.01Liens.

  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a)Liens pursuant to any Loan Document;

(b)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP;

(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided, that adequate reserves with respect thereto are maintained on the books of Borrower and the aggregate amount of such Liens is less than $110,000;

(d)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, in an aggregate amount not to exceed $27,500;

(e)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(f)Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(g)Liens securing the First Lien Debt, subject to the terms of the CGB Subordination Agreement.

7.02Investments.

  Make any Investments, except:

(a)Investments held by Borrower in the form of cash equivalents; and

(b)advances to officers, directors and employees of Borrower in an aggregate amount not to exceed $11,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes.

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7.03Indebtedness.

  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness under the First Lien Loan Documents, subject to the terms of the CGB Subordination Agreement; and

(c)Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $110,000.

7.04Fundamental Changes.

  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05Dispositions.

  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment, in each case in the ordinary course of business;

provided, however, that any Disposition pursuant to clause (b) shall be for fair market value and the replacement equipment purchased in connection therewith shall be utilized for and/or incorporated into the Facility.

7.06Restricted Payments.

  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, without the prior written consent of Administrative Agent and Required Lenders (such consent to be in Administrative Agent’s and Required Lender’s sole discretion).

7.07Change in Nature of Business.

  Engage in any line of business substantially different from the line of business conducted by Borrower on the date hereof or any business substantially related or incidental thereto.

7.08Transactions with Affiliates.

  Except for the O&M Agreement, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms

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substantially as favorable to Borrower or such Affiliate as would be obtainable by Borrower or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09Burdensome Agreements.

  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (a) limits the ability (i) of any Subsidiary to Guarantee the Indebtedness of Borrower or (ii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10Use of Proceeds.

  Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U, T or X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose other than those permitted by Section 6.11.

7.11Inconsistent Agreements; Charter Amendments.

  Enter into any agreement or arrangement which would restrict in any respect the ability of Borrower to fulfill its Obligations under the Loan Documents, or supplement, amend or otherwise modify the terms of Borrower’s Organizational Documents (except as permitted by Section 6.24).

7.12Accounting Changes.

  Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.13 Debt Service Coverage Ratio.

Until the Cutover Date, permit the Debt Service Coverage Ratio to be less than 1.00:1.00, as of the end of each fiscal quarter of Borrower. After the Cutover Date, Permit the CGB Debt Service Coverage Ratio to be less than 1.00:1.00, as of the end of each fiscal quarter of Borrower.

7.14Sanctions.

  Directly or indirectly, use the Loan or the proceeds of the Loan, or lend, contribute or otherwise make available the Loan or the proceeds of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

7.15Sale and Leaseback Transaction.

  Enter into any Sale and Leaseback Transaction.

7.16Prepayments, Etc. of Indebtedness.

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  Prepay, redeem, purchase, defease or otherwise satisfy any Indebtedness, or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness (including the terms of the CGB Subordination Agreement), except (a) the prepayment of the Loan in accordance with the terms of this Agreement, and by the CGB Subordination Agreement and (b) the prepayment of the First Lien Debt in accordance with the terms of the First Lien Loan Documents.

7.17Amendments, Etc. of Indebtedness.

(a)Amend, modify or change in any manner any term or condition of any First Lien Loan Document or give any consent, waiver or approval thereunder, unless expressly permitted by the CGB Subordination Agreement; or

(b)amend, modify or change in any manner any term or condition of any Indebtedness (other than Indebtedness arising under the Loan Documents and, in accordance with the CGB Subordination Agreement, the First Lien Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to Borrower, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

7.18Capital Expenditures.

  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding $110,000 per each fiscal year of the Borrower, excluding Capital Expenditures made to restack the fuel cells at the Facility if such Capital Expenditures are funded from the O&M Reserve.

7.19Facility Documents.

(a)Not amend, amend and restate, supplement, modify or terminate any Facility Document if the foregoing would adversely affect Lenders or Administrative Agent, in each case without the prior written consent of the Required Lenders, which consents shall be in the Required Lenders’ sole and absolute discretion.

(b)Not consent to the City of Bridgeport causing or allowing its fee interest in the Leasehold Mortgage Premises to be encumbered by or subject to any Lien, without the prior written consent of the Required Lenders, which consent shall be in the Required Lenders’ sole discretion.

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.

  Any of the following shall constitute an “Event of Default”:

(a)Non-Payment. Subject to Section 2.03(b) and (c), Borrower fails to pay when and as required to be paid herein, any amount of principal of the Loan any interest on the Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.12, 6.15, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23

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or 6.24 or Article VII or any Guarantor fails to perform or observe any term, covenant or agreement contained the Guaranty; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such default shall continue unremedied for a period of thirty  (30) days after the earlier of (i) the date on which Borrower became aware of such default or  (ii) notice thereof having been given to Borrower by the Administrative Agent; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith, by or on behalf of any Loan Party, shall prove to have been false or misleading in any material respect as of the time made or deemed made; or

(e)Cross-Default.  Without limiting the effects of subsections (a) and (c), Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Indebtedness or Guarantee (other than Indebtedness hereunder and the First Lien Debt) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, subject to all applicable grace and cure periods, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness hereunder and the First Lien Debt) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to pay under subsection (A) or default or other event under subsection, (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.

(f)Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments.  There is entered against Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer

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does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)Hannover Policy.  If FCE fails to maintain the Hannover Policy, the Hannover Policy is terminated or cancelled, or Administrative Agent is not at all times a loss payee under the Hannover Policy; or

(l)Collateral Documents.  Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to be in full force and effect or to create a valid and perfected Second Priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or the Borrower, any other Loan Party or any other Person, directly or indirectly, disavows or contests in any manner the effectiveness, validity, perfection of or enforceability of the security interest in or Lien on the Collateral; or

(m)Facility Documents.  There occurs any default under (which is not cured within any applicable cure period or which gives another party a right to terminate a Facility Document), or notice of termination is given under, any Facility Document, or Borrower assigns any of its rights or obligations under a Facility Document; or

(n)Diversion of Funds.  Borrower (i) fails to deposit all of its cash as of the Closing Date, or all of its revenues or income after the Closing Date, into the Concentration Account, (ii) notifies or instructs (or permits any Person to notify or instruct) any Person to make payments of amounts due to Borrower to any Person, deposit account or place other than the Concentration Account, including without limitation, payments owing by CL&P under the Electricity Purchase Agreement, or (iii) takes any action (or permits any Person to take any action) that would cause or have the effect of causing any revenues or income of Borrower to be paid, sent or deposited to or into any Person, deposit account or place other than the Concentration Account; or

(o)Uninsured Loss.  Any uninsured damage to or loss, theft or destruction of any assets of the Borrower occurs that is in excess of the Threshold Amount; or

(p)Reserved.;

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(q)First Lien Default.  An event of default occurs under any of the First Lien Loan Documents which results in the acceleration of the maturity of the First Lien Debt; or

(r)Additional Fuel Cell Collateral.  Administrative Agent does not have a Second Priority Lien on the Additional Fuel Cell Collateral; or

(s)Reserve Accounts.  There are insufficient Concentration Account Funds to effectuate all allocations and disbursements contemplated by Section 6.20(b)(i)(A) through Section 6.20(b)(i)(G) (each, a “Concentration Account Deficiency”) and Borrower fails to deposit into the Concentration Account an amount equal to such Concentration Account Deficiency within three (3) Business Days after such Concentration Account Deficiency occurred (unless, and solely with respect to any Liberty DSCR Reserve Account Deficiency, FT DSCR Reserve Account Deficiency, CGB DSCR Reserve Account Deficiency Liberty O&M Reserve Account Deficiency or FT O&M Reserve Account Deficiency (each, a “Specified Deficiency”), Borrower already has deposited such Specified Deficiency into the applicable Reserve Account in accordance with Sections 6.21 and 6.22).

(t)Change of Control.  There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of Required Lenders (in their sole and absolute discretion) as determined in accordance with Section 10.1); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is otherwise expressly waived by the Required Lenders or by the Administrative Agent with the approval of the Required Lenders, as required hereunder in Section 10.1.

8.02Remedies Upon Event of Default.

  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, in each case subject in all respects to the CGB Subordination Agreement:

(a)declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b)exercise on behalf of itself and Lenders all rights and remedies available to it and/or Lenders under the Loan Documents, at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower or any Loan Party under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

ARTICLE IX.	ADMINISTRATIVE AGENT

9.01Appointment and Authority.

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  Each of Lenders hereby irrevocably appoints Connecticut Green Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes and empowers the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, Lenders and Secured Parties, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Certain Actions by Administrative Agent.

(a)Without limiting the generality of the foregoing, each of the Lenders and the Secured Parties hereby authorize and empower the Administrative Agent (in its sole discretion):

(i)to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties) or to hold on behalf of the Administrative Agent the Collateral or instruments relating thereto;

(ii)to determine that the cost to Borrower is disproportionate to the benefit to be realized by the Administrative Agent, Lenders and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that Borrower should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(iii)to enter into and perform its obligations under the other Loan Documents; and

(iv)to execute and deliver the agreements contemplated by Section 10.01.

(b)In addition to any other rights and remedies hereunder or under the other Loan Documents or applicable Law, upon the occurrence and during the continuance of an Event of Default, each of the Secured Parties hereby authorizes and empowers the Administrative Agent to take such actions on behalf of the Secured Parties and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents together with such actions and powers as are reasonably incidental thereto and exercise any other rights and remedies under applicable Law, in the name of the Secured Parties or otherwise, including to sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable and to credit bid any or all of the Obligations on behalf of the Secured Parties in connection with any sale or other disposition of any or all assets or equity of any or all Loan Parties.

(c)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Secured Parties hereby irrevocably appoints, authorizes and empowers the Administrative Agent to act as the agent of such Lender and such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

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Each of the Lenders and the Secured Parties also hereby appoints the Administrative Agent as agent and bailee for the purpose of perfecting the Liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party).  Should any Lender or Secured Party obtain possession or control of any such Collateral, (i) such Lender or Secured Party is hereby appointed as agent and bailee for the Administrative Agent for the purpose of perfecting the Liens upon such Collateral, (ii) such Lender or Secured Party hereby acknowledges that it holds possession of or otherwise controls such Collateral for the benefit of Administrative Agent, and (iii) such Lender or Secured Party shall promptly notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.03Rights as a Lender.

  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to Lenders.

9.04Exculpatory Provisions.

  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be mechanical and administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty or obligation to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law and shall be entitled to confirmation by Lenders of their indemnification of the Administrative Agent for any such actions;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or obligation to disclose, and shall not be liable for the failure to disclose, any information relating to

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Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d)shall not have any duty or obligation to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Administrative Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or is entitled to any particular priority.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment).

The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the due execution, legality, validity, enforceability, effectiveness, sufficiently, value or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document including any Liens provided for herein or therein, (v) the existence, value or collectibility of the Collateral, or the existence, priority or perfection of the Administrative Agent’s Lien thereon, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.05Reliance by Administrative Agent.

  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.06Delegation of Duties.

  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory

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provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities under this Agreement as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)Reserved.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.08Non-Reliance on Administrative Agent and Other Lenders.

  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own independent investigation of the financial condition and affairs of the Loan Parties and the value of the Collateral, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own

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decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09Administrative Agent May File Proofs of Claim.

  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise;

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due Lenders and the Administrative Agent under Section 2.06 and Section 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

9.10Collateral and Guaranty Matters.

  The Secured Parties irrevocably authorize and empower the Administrative Agent:

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(f); and

(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

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Notwithstanding anything to the contrary in the Loan Documents, the Loan Parties, Administrative Agent, each Lender and each of the Secured Parties hereby agree that (i) no Lender or Secured Party shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Lenders and the other Secured Parties in accordance with the terms thereof, (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale, and (iii) the Administrative Agent, as agent for and representative of the Lenders and the Secured Parties, shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Administrative Agent under the provisions of the UCC (including pursuant to Sections 9-610 or 9-620 of the UCC), (C) at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent or its designee may at any time and from time to time employ and maintain on the premises of Borrower a custodian selected by the Administrative Agent or its designee who shall have full authority to do all acts necessary to protect the Lenders’ or the Secured Parties’ interests.  Borrower hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Administrative Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Administrative Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower, shall be part of the Obligations, and shall be paid on demand.

9.11No Reliance on Administrative Agent’s Customer Identification Program.

  Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Law relating to the prevention or regulation of terrorism, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

9.12Delivery of Information to Lenders.

  Upon written request of any Lender, the Administrative Agent shall promptly deliver or make available to such Lender copies of information, documentation or record which any Loan Party has delivered or made available to the Administrative Agent (but not to the requesting Lender) in relation to the Loan.

9.13Subordination Agreements.

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  Each Lender and each of the Secured Parties hereby grants to the Administrative Agent all requisite authority to enter into or otherwise become bound by, and to perform its obligations and exercise its rights and remedies under and in accordance with the terms of the CGB Subordination Agreement, and any other subordination agreements and/or intercreditor agreements entered into or to be entered into in connection with the Obligations with the consent of Required Lenders, and to bind the Lenders and the Secured Parties thereto by the Administrative Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender (except as specified above in this Section 9.13) or any Secured Party is or will be required in connection with the performance by the Administrative Agent of such subordination agreements and/or intercreditor agreements.

9.14No Other Duties, Etc.  Anything herein to the contrary notwithstanding, each Co-Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as a Lender hereunder.

ARTICLE X.	MISCELLANEOUS

10.01Amendments, Etc.

  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, the Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; ”;

(e)change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)release (x) all or substantially all of the value of the Guaranty or (y) all or substantially all of the Collateral in any transaction or series of related transactions, each case, without the written consent of each Lender, except to the extent the release of any Guarantor or Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

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(h)release Borrower or permit Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent may amend or modify this Agreement and any other Loan Document to (i) to cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

10.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to Borrower or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any Lender, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02, or, if not so specified in Section 10.02, in such Person’s Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower); the Administrative Agent agrees to provide Borrower with any Lender’s address, electronic mail address or telephone number upon request.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder

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by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of Borrower and the Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address or telephone number for notices and other communications hereunder by notice to Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)Reliance by Administrative Agent and Lenders.  The Administrative Agent and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied

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from any confirmation thereof.  Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.

  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) through (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of Administrative Agent’s and Lender’s rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section, and/or (B) in connection with the Loan made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such

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Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials in, on, under, from or affecting any real property owned, operated or leased by Borrower, any Loan Party, or any Environmental Liability in any way related to or affecting Borrower or any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Loan Party, and regardless of whether any Indemnitee is a party thereto, including, without limitation, (A) the reasonable costs of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of any real property owned, operated or leased by Borrower or any Loan Party, (B) the reasonable costs of any necessary actions taken in response to a release or threat of release of any Hazardous Materials on, in, under or affecting all or any portion of any real property owned, operated or leased by Borrower or any Loan Party to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (C) costs incurred to comply with the Environmental Laws in connection with all or any portion of any real property owned, operated or leased by Borrower or any Loan Party; provided that such indemnity set forth above in (i), (ii), (iii), and (iv) of this Section 10.04(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.09(c).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of

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the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.

  To the extent that any payment by or on behalf of Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (such consent to be in the Administrative Agent’s and the Lender’s sole discretion) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the portion of the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities hereunder on a non-pro rata basis;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing

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and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Affiliates, or (B) to a natural person.

(vi)Reserved.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.06, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the

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benefits of Sections 3.01, 3.04 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07Treatment of Certain Information; Confidentiality.

  Each of the Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or Guarantor relating to Borrower or Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or Guarantor, provided that, in the case of information received from Borrower or Guarantor after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or Guarantor, as the case may be, (b) it has developed

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compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08Right of Setoff.

  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or any such Affiliate may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.

  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.

  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.

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  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability.

  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13Replacement of Lenders.

  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its portion of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.06) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

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(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT.

(b)SUBMISSION TO JURISDICTION.  BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT SITTING IN HARTFORD COUNTY AND OF THE UNITED STATES DISTRICT COURT OF CONNECTICUT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  BORROWER AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial.

  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

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DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility.

  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between Borrower, each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent on the other hand, (B) each of Borrower and the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Borrower and the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Administrative Agent has no obligation to Borrower, the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to Borrower, any Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrower and the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.

  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18USA Patriot Act Notice.

  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.  Borrower and the other Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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10.19Chapter 903a.

  BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND EACH TRANSACTION RELATED TO IT IS A “COMMERCIAL TRANSACTION” WITHIN THE MEANING OF CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER CHAPTER 903a OF SAID STATUTES (OR ANY OTHER FEDERAL OR STATE LAW AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF A BOND PRIOR TO THE ADMINISTRATIVE AGENT OBTAINING A PREJUDGMENT REMEDY.  BORROWER FURTHER WAIVES ANY REQUIREMENT OR OBLIGATION OF THE ADMINISTRATIVE AGENT TO POST A BOND OR OTHER SECURITY IN CONNECTION WITH ANY PREJUDGMENT REMEDY OBTAINED BY ADMINISTRATIVE AGENT.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE OR HAS HAD THE OPPORTUNITY TO RETAIN COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

10.20Conflicts with CGB Subordination Agreement. Anything herein to the contrary notwithstanding, the Liens and security interests securing the Obligations, the exercise of any right or remedy with respect thereto and the rights of the obligees hereof are subject to the provisions of the CGB Subordination Agreement. In the event of any conflict between the terms of the CGB Subordination Agreement and this Agreement, the terms of the CGB Subordination Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DOMINION BRIDGEPORT FUEL CELL, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	/s/ Michael S. Bishop

Name:	Michael S. Bishop

Title:	Senior Vice President and Chief Financial Officer

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Connecticut Green Bank
as Administrative Agent

By:	/s/ Bryan Garcia

Name:	Bryan Garcia

Title:	CEO and President

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Connecticut Green Bank
as a Lender

By:	/s/ Bryan Garcia

Name:	Bryan Garcia

Title:	CEO and President

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SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment(not to exceed)	Applicable
		Percentage

Connecticut Green Bank	Term Loan $6,026,165.34	100.000000000

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SCHEDULE 2.03

AMORTIZATION SCHEDULE

(ATTACHED)

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SCHEDULE 4.01(b)

RESPONSIBLE OFFICERS

Borrower’s Signatories:

1.	Michael S. Bishop – Senior Vice President, Chief Financial Officer and Treasurer.
2.	Jennifer D. Arasimowicz – Senior Vice President, General Counsel and Corporate Secretary.

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SCHEDULE 5.13

EQUITY INVESTMENTS

Part (a)	Equity Investments

None

Part (b)	Loan Party	Jurisdiction of Incorporation/Formation

Dominion Bridgeport Fuel Cell, LLC		VA

FuelCell Energy Finance, LLC		CT

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SCHEDULE 6.20

FACILITY FEES AND EXPENSES

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
Bridgeport Preventative O&M	$1,738,904	$1,423,233	$1,419,935	$1,696,289	$1,990,052	$1,208,415	$1,745,621
Bridgeport Property Taxes	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000
Bridgeport Water Expense	$32,562	$33,213	$33,878	$34,555	$35,246	$35,951	$36,670
Bridgeport Admin & Insurance	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000	$150,000

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SCHEDULE 10.02

administrative agent’s OFFICE;
certain ADDRESSES FOR NOTICES

BORROWER:

Dominion Bridgeport Fuel Cell, LLC
c/o Fuel Cell Energy
3 Great Pasture Road
Danbury, CT 06810
Attention: General Counsel
Telephone: (203) 825-6070
Electronic Mail: jarasimowicz@fce.com
Tax ID: 46-1044887

With a copy to:

Foley & Lardner LLP
3000 K Street, NW
Washington, D.C. 20007
Attention: John J. Klusaritz, Esq.
Telephone: (202) 672-5310
Electronic Mail: jklusaritz@foley.com

ADMINISTRATIVE AGENT:

Connecticut Green Bank

845 Brook Street

Rocky Hill, CT 06067

Attention: General Counsel

Electronic Mail: brian.farnen@ctgreenbank.com

With a copies to:

Wiggin and Dana

One Century Tower
265 Church St # 17

New Haven, CT 06510
Attention: Paul Hughes
Electronic Mail: phughes@wiggin.com

[Schedule 10.02 Continued on Next Page]

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LENDERS:

Connecticut Green Bank

845 Brook Street

Rocky Hill, CT 06067

Attn: General Counsel

brian.farnen@ctgreenbank.com

With a copies to:

Wiggin and Dana

One Century Tower
265 Church St # 17

New Haven, CT 06510
Attention: Paul Hughes
Electronic Mail: phughes@wiggin.com

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EXHIBIT A

FORM OF NOTE

(attached)

A -1

Form of Note

EXHIBIT B

form of COMPLIANCE CERTIFICATE

Financial Statement Date: ,

To:	Connecticut Green Bank, as Administrative Agent and each Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 9, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among [Dominion Bridgeport Fuel Cell, LLC / Bridgeport Fuel Cell, LLC f/k/a Dominion Bridgeport Fuel Cell, LLC] and [Fuel Cell Energy, Inc.] (collectively, the “Borrower”), the Lenders from time to time party thereto, Connecticut Green Bank, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of Borrower, and that:

[Use following paragraph 1 for calendar year-end financial statements]

1.Borrower has delivered the year-end audited financial statements required by Sections 6.01(a) and (b) of the Agreement for the fiscal year of Borrower and FCE ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Sections.

[Use following paragraph 1 for calendar quarter-end financial statements]

1.Borrower has delivered the unaudited financial statements required by Section 6.01(c) and (d) of the Agreement for the fiscal quarter of Borrower and FCE ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and FCE and their respective Affiliates in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3.A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The representations and warranties of Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
, .

[DOMINION BRIDGEPORT FUEL CELL, LLC]

[BRIDGEPORT FUEL CELL, LLC]

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Debt Service Coverage Ratio.
A.	Debt Service Coverage Ratio for the most recently completed Measurement Period (the “Subject Period”):
1.	Gross cash flow paid to Borrower under the Electricity Purchase Agreement for the Subject Period:
2.	Gross cash flow paid to Borrower from the sale of Renewable Energy Credits for the Subject Period:____________
3.	Total operating costs of the Facility for the Subject Period:____________
4.	Principal and interest payments made in connection with the Obligations (as defined in the First Lien Credit Agreement) for the Subject Period:____________
B.	Debt Service Coverage Ratio

(Line A.1 + Line A.2 - Line A.3 ¸ Line A.4): to 1:0

Minimum required:	1.00 to 1.00
In Compliance:	Yes / No

Form of Compliance Certificate

CGB Debt Service Coverage Ratio.

A.	CGB Debt Service Coverage Ratio for the most recently completed Measurement Period (the “Subject Period”):
1.	Gross cash flow paid to Borrower under the Electricity Purchase Agreement for the Subject Period:
2.	Gross cash flow paid to Borrower from the sale of Renewable Energy Credits for the Subject Period:____________
3.	Total operating costs of the Facility for the Subject Period:____________
4.	Principal and interest payments made (or required to be made notwithstanding Section 2.03(b)) in connection with the Obligations for the Subject Period:____________
B.	CGB Debt Service Coverage Ratio

(Line A.1 + Line A.2 - Line A.3 ¸ Line A.4): to 1:0

Minimum required:	1.00 to 1.00

In Compliance:         Yes / No

C -1

Form of Compliance Certificate

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.Assignor[s]:______________________________

______________________________

2.	Assignee[s]:______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.Borrower(s):______________________________

4.	Administrative Agent: Connecticut Green Bank, as the administrative agent under the Credit Agreement.

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5.

Credit Agreement:Credit Agreement, dated as of [__________], 2019, among [Dominion Bridgeport Fuel Cell, LLC / Bridgeport Fuel Cell, LLC f/k/a Dominion Bridgeport Fuel Cell, LLC], the Lenders from time to time party thereto, Connecticut Green Bank, as Administrative Agent.

6.Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7.Trade Date:__________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNEE]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

Connecticut Green Bank,
as Administrative Agent

By:
Title:

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Consented to:]
[DOMINION BRIDGEPORT FUEL CELL, LLC]
[BRIDGEPORT FUEL CELL, LLC],
as Borrower

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement, dated as of [____________], 2019, among [Dominion Bridgeport Fuel Cell, LLC / Bridgeport Fuel Cell, LLC f/k/a Dominion Bridgeport Fuel Cell, LLC], Fuel Cell Energy, Inc., the Lenders from time to time party thereto, Connecticut Green Bank, as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower or any Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower or any Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and

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other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Connecticut.

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EXHIBIT D

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(attached)

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